Exhibit (e)(1)

CONFIDENTIAL

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (“Agreement”), dated as of November [25], 2019, is made between Contrarian Funds, L.L.C., a Delaware limited liability company (the “Contrarian”), and Woodbridge Liquidation Trust, a Delaware statutory trust (the “Trust” and, together with Contrarian, the “Parties”).

WHEREAS, Contrarian intends to make a tender offer (the “Offer”) to all of the holders of the Class A Liquidation Trust Interests issued by the Trust (the “Trust Interests”, and such holders of Trust Interests, the “Holders”);

WHEREAS, for no other purpose other than to allow the orderly processing of the Offer and the mailing of certain tender documents to the Holders in connection therewith (the “Purpose”), the Trust is willing to make available certain confidential information;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.          Trust Interest Holder Materials.  Subject to the confidentiality provisions set forth herein and immediately after the Parties’ execution of this Agreement, the Trust shall make available the record list of its Holders maintained by the Trust’s transfer agent as of the most recent date available, including mailing addresses, account numbers and, to the extent such information is available, other pertinent account details necessary for Contrarian to carry out the Purpose (the “Confidential Information”), for inspection by Contrarian and its Representatives (as defined below) (which inspection shall include providing Contrarian and its Representatives with, or causing Contrarian and its Representatives to be provided with, electronic and/or .pdf copies of the Confidential Information).  Contrarian acknowledges that neither the Trust nor any of its representatives or advisers has made or herein makes any representation or warranty as to the accuracy of the Confidential Information.

2.                    Purpose.  Contrarian agrees that it will treat the Confidential Information confidentially and, except as otherwise provided herein, will not disclose, publish or communicate such documents or the contents thereof to anyone, either directly or indirectly, for any purpose other than for the Purpose.

3.                    Confidentiality Designation.  Notwithstanding anything to the contrary contained herein, “Confidential Information” shall not include, and Contrarian shall be permitted to disclose, publish and communicate, any information that (i) as of the date hereof is already properly in the possession of Contrarian or its Representatives; (ii) after the date hereof properly comes into the possession of Contrarian or its Representatives from a third party which, to the knowledge of Contrarian or its Representatives, is not in breach of a confidentiality obligation as a result of  divulging such information; (iii) as of the date hereof is, or subsequently becomes, publicly available other than as a result of a breach of this Agreement by Contrarian or its Representatives or (iv) is independently developed by Contrarian or its Representatives without reference to the Confidential Information or in breach of this Agreement or applicable law.

4.                    Permitted Disclosure.  Contrarian shall be permitted to disclose and communicate the Confidential Information only (a) on a need-to-know basis for the Purpose to its officers, directors, employees and affiliates, and its affiliates’ respective officers, directors, partners, members and employees, (b) to legal counsel, agents, experts, advisors, consultants and other representatives, including its depositary for the Offer, of Contrarian and its affiliates, on a need-to-know basis for the Purpose (collectively, “Representatives”), provided that prior to providing the Confidential Information to any such Representative, Contrarian shall inform such Representative that the Confidential Information is confidential and subject to the terms of this Agreement, or (c) as required by law, regulation or legal process, including as required by the Securities and Exchange Commission, any self-regulating financial authority or stock exchange; provided, however, that Contrarian shall unless prohibited under applicable law provide prompt notice to the Trust of any such requirement, so that the Trust may seek a protective order or other appropriate remedy (at the Trust’s sole expense) and/or waive compliance with this Agreement, and shall furnish only such Confidential Information as is, in the determination of Contrarian’s counsel, requested or required to be disclosed, and exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information that Contrarian is advised by counsel to disclose in accordance with law.  Contrarian shall be responsible for any breach of the terms of this Agreement by any of its Representatives. As used in this Section 4, “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

CONFIDENTIAL
5.                    Enforcement.  The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the breaching Party or any of its officers, directors, employees or Representatives and that the non-breaching Party is entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach or threatened material breach of the provisions of this Agreement, without proof of actual damages or any requirement to post a bond, in addition to all other remedies available at law or in equity.

6.                    Termination. This Agreement shall automatically terminate in full and shall be of no further force or effect on the one (1) year anniversary of the date hereof. On or before the thirtieth (30th) day following the first to occur of (a) the termination of this Agreement, (b) the effective date of the closing of the Offer, or (c) the expiration of the Offer without a closing, Contrarian shall return or destroy, to the extent practicable, all written Confidential Information and confirm in writing that Recipient has complied with the requirements of this sentence; provided, however, that Contrarian may retain copies of the Confidential Information for compliance purposes as required by applicable law, regulation or the Contrarian’s internal compliance policies.

7.                    Governing Law; Venue and Jurisdiction.  This Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflict of laws thereof. The Parties agree that the Court of Chancery of the State of Delaware (the “Court”) shall have exclusive jurisdiction over disputes arising hereunder, (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Delaware), and the Parties hereby consent to such venue, submit to the jurisdiction of the Court (or, if necessary, the state or federal court sitting in Delaware), and expressly agree not to plead or make any claim that any action relating to the Agreement is subject to a jury trial.

8.                    General Provisions.  Captions and section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement. This Agreement may be amended, changed, modified, altered or terminated only by written instruments signed by the Parties hereto. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof. Each of the Parties represents and warrants that they are duly authorized to enter into this Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which shall constitute a single instrument. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart hereof. This Agreement does not create any agency, partnership or joint venture relationship between the Parties.

CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

WOODBRIDGE LIQUIDATION TRUST

By:	/s/ Michael I. Goldberg
Michael I. Goldberg, Liquidation Trustee

CONTRARIAN FUNDS, L.L.C.

By:	Contrarian Capital Management, LLC, its manager

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	COO